UNITED STATES SECURITIES AND EXCHANGE COMMISSION Washington, D.C. 20549 FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)	May 7, 2018

VYSTAR CORPORATION
(Exact name of registrant as specified in its charter)

Georgia	000-53754	20-2027731
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

101 Aylesbury Rd. Worcester, MA 01609
(Address of principal executive offices)

(508) 791-9114
(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐   Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐   Soliciting material pursuant to Rule 14a- 12 under the Exchange Act (17 CFR 240.14a- 12)

☐   Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐   Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

☐    Emerging growth company

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.     ☐

Item 1.01	Entry into a Material Definitive Agreement

Effective May 7, 2018, nine (9) shareholders of Vystar Corporation, a Georgia corporation (the “Company”), consented to the Company’s purchase of substantially all the assets of UV Flu Technologies, Inc., a Nevada corporation (“UV Flu”). The consents were submitted pursuant to Rule 14(a)-2(b) (2) promulgated under the Securities and Exchange Act of 1934, as amended. Such Rule provides that other than certain proxy solicitation rules which were either complied with or were otherwise not applicable to the consents submitted to the Company, the proxy solicitation rules set forth in SEC Regulation 14A do not apply to “[any] solicitation made otherwise than on behalf of the registrant where the total number of persons being solicited is not more than ten.” The Company has been presented with written consents which include (a) an approved form of Asset Purchase Agreement between the Company and UV Flu with respect to the purchase of substantially all the assets of UV Flu. The Common Stock held by the consenting shareholders totaled 118,211,379 shares or approximately 52.8% of the total outstanding shares of Common Stock of the Company.

Pursuant to the Asset Purchase Agreement, the purchase of substantially all assets of UV Flu was consummated on May 10, 2018. Vystar acquired all UV Flu intellectual property & multiple patents, product lines, tooling, FDA clearances, research data, websites and other assets related to the business for the purchase price of $975K or 27,918,000 shares of Vystar restricted common stock which may not be assigned or sold by UV Flu for twelve months. With the exchange of Vystar shares for UV Flu shares, Vystar will welcome UV Flu’s approximately 1,000 shareholders to the Vystar family. Vystar will continue production of UV Flu product lines with BOI, a world-class manufacturer. Vystar anticipates it will take 45 days to complete manufacture of the next orders of air purifier units and another 45 days to relaunch sales with a new, more robust distribution model. Vystar plans to sell RxAir residential units via online and retail channels.

Vystar is assembling the distribution network to relaunch sales of UV400 and Rx3000 units to the healthcare and medical markets, which UV Flu had ceased due to sales force, distribution and cash flow constraints. Once production and sales are firmly re-established, Vystar expects that the air purification products will produce margins of approximately 75%.

All shares of restricted Common Stock issued to UV Flu at closing will be held for a minimum of one year before distribution of such shares to the UV Flu shareholders and will be voted consistent with the vote of the Company’s other shareholders until such distribution.

Item 1.02	Termination of a Material Definitive Agreement

Effective May 8, 2018, the Company paid all of its long term convertible indebtedness totaling $1,134,225 (including accrued interest) through the issuance of a total of 27,918,000 million restricted shares of its common stock.

Item 2.01	Completion of Acquisition or Disposition of Assets

The disclosure above under Item 1.01 is incorporated by reference into this Item 2.01.

Item 3.02	Unregistered Sales of Equity Securities

The disclosures in Items 1.01 and 1.02 are incorporated by reference into this Item 3.02. The shares of Common Stock issued to (a) the holders of the convertible indebtedness, and (2) UV Flu, were issued as exempt transactions under Section 4(2) of the Securities Act of 1933 and Regulation D promulgated thereunder.

Item 9.01	Financial Statement and Exhibits.
a.	Financial Statements of Businesses Acquired
To the extent required, the Company will file by amendment to this Current Report on Form 8-K the historical financial information provided by this Item 9.01(a) within 71 days of the date on which this Current Report on Form 8-K is required to be filed.
b.	Pro Forma Financial Information
To the extent required, the Company will file by amendment to this Current Report on Form 8-K the pro forma financial information provided by this Item 9.01(b) within 71 days of the date on which this Current Report on Form 8-K is required to be filed.

c.	Exhibits

	10.1	Asset Purchase Agreement dated effective May 7, 2018 between UV Flu Technologies, Inc.
	99.1	Press Releases dated May 8 and 10, 2018

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

VYSTAR CORPORATION

	By:	/s/ Steven Rotman
Steven Rotman President, Chief Executive Officer and Chief Financial Officer

Date: May 10, 2018